Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP® NOTIFIED BY AETNA OF CONTRACT TERMINATION

Burlington, NC, March 1, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), one of the world’s leading clinical laboratories, today announced that it will no longer be a contracted laboratory provider for Aetna Inc. (NYSE: AET), effective July 1, 2007.

“We are disappointed with Aetna’s decision, but we are confident in our strategy for profitable growth,” stated David P. King, Chief Executive Officer of LabCorp. “Aetna has been a valued partner of ours for many years, and our recent expansion in their core Northeast markets means that we will be able to continue serving Aetna physicians and patients. We regret that we will do so as an out-of-network provider.”

LabCorp estimates that its 2007 earnings per share will be reduced by $0.04 to $0.12 primarily as a result of this contract termination.

“We remain focused on our strategic plan, a key component of which is expanding our managed care relationships and providing physicians and their patients with the nation’s most efficient, highest quality, and most advanced laboratory diagnostics,” said King.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology; National Genetics Institute, Inc.; ViroMed Laboratories, Inc.; The Center for Esoteric Testing; DIANON Systems, Inc.; US LABS; and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.LabCorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.